                                                                    Exhibit 10.2

                               ALLIANCE AGREEMENT

This Alliance Agreement (Agreement) is entered into as of February 8, 2000 (Effective Date) by and between PaperExchange.com, LLC, a Delaware limited liability company (PEx) and Impresse Corporation, a California corporation (Impresse).

                                   Background

Impresse provides business-to-business e-commerce solutions for the purchasing and production of commercial print including project specification, quoting, proofing, production management, reporting and billing to customers in the printing and publishing market, including book publishers, commercial printers, in-plant printing facilities within large corporations, and quick publishers; PEx operates an electronic forum for the buying, selling and trading of pulp, paper and paper packaging products. Impresse and PEx see a mutually beneficial opportunity to serve the needs of Impresse customers to obtain access to PEx exchange information and services in connection with the paper procurement process.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Impresse and PEx agree as follows:

1. DEFINITIONS.

      Capitalized terms used in this Agreement and not otherwise defined herein shall have the meaning set forth below.

      Affiliate means with respect to either party, any Person that, directly or indirectly, is controlled by, controls or is under common control with such party. For purposes of this Agreement, control means, with respect to any Person, the direct or indirect ownership of more than fifty percent (50%) of the voting or income interest in such Person or the possession otherwise, directly or indirectly, of the power to direct the management or policies of such Person.

      Confidential Information means all proprietary and confidential information of a party, including, without limitation, trade secrets, technical information, business information, sales information, customer and potential customer lists and identities, product sales plans, sublicense agreements, inventions, developments, discoveries, software, know-how, methods, techniques, formulae, data, processes and other trade secrets and proprietary ideas, whether or not protectable under patent, trademark, copyright or other intellectual property laws provided by either party to the other party pursuant to this Agreement in written or other tangible medium and marked as confidential, or if disclosed orally or displayed, confirmed in writing at the time of disclosure, except any portion thereof which: (a) is known to the receiving party, as evidenced by the receiving party's written records, before receipt thereof under this Agreement; (b) is disclosed to the receiving party by a third person who is under no obligation of confidentiality to the disclosing party hereunder with respect to such information and who otherwise has a right to make such disclosure; (c) is or becomes generally known in the trade through no fault of the receiving party; (d) is independently developed by the receiving party, as evidenced by the receiving party's written records, without access to such information; or (e) is the subject of a subpoena or other validly issued administrative or judicial process requesting disclosure of such Confidential Information; provided, the party that receives such order or process provide prompt notice to the disclosing party and permits the disclosing party to contest or narrow such request for disclosure and thereafter complies with such subpoena or other process.

      Content means the PEx Content and the Impresse Content, as the case may be.

      Force Majeure means any event beyond the control of the parties, including, without limitation, failures of computers, computer-related equipment, hardware or software, fire, flood, riots, strikes, epidemics, war (declared or undeclared and including the continuance, expansion or new outbreak of any war or conflict now in existence), embargoes and governmental actions or decrees.

      Impresse Content means the information and materials available on Impresse's Site described on Attachment B attached hereto, including, as applicable, text as well as graphical, video and audio information.

      Impresse Sites means any Sites owned, operated or controlled by Impresse, including the Site located at www.impresse.com (and any successors thereto); provided, that with respect to any "storefront" or similar derivative Sites

* Confidential Treatment Requested: material has been omitted and filed separately with the Commission.

created by Impresse, the inclusion of such Sites as Impresse Sites for purposes of this Agreement shall be made by Impresse, in its sole discretion.

      Integration means the (a) computer object codes (machine readable format);
(b) specifications; (c) executable Application Program Interface (API) modules;
(d) API information; (e) configuration files, reference data files, help files and spreadsheets used to maintain any reference data; (f) assembly, test, installation and service instructions; (g) engineering, programming, service and maintenance notes and logs; (h) technical, operating and service and maintenance manuals; (i) hardware reference manuals; user documentation; (j) training materials; and (k) other data, information and know-how, which is necessary and desirable to design, manufacture, assemble, service, maintain, install, operate, use or test the software integration between the Impresse Impresse.com network software described in Attachment B and the PEx [exchange] software described in Attachment B, together with any additions, developments, enhancements, improvements, updates and other changes in such software made during the term of this Agreement.

      Person means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, limited liability partnership, unincorporated organization, government (or any agency or political subdivision thereof) or other legal entity or organization.

      PEx Content means the information and materials described on Attachment B attached hereto, including, as applicable, text as well as graphical, video and audio information.

      PEx Sites means any Sites owned, operated or controlled by PEx, including without limitation the Site located at www.paperexchange.com (and any successors thereto).

      Site means an Internet World Wide Web site.

      Trademarks means (i) the trademarks described on Attachment C, and (ii) any other trademarks, as may be agreed upon in writing from time to time by the parties for use by the parties in connection with the activities contemplated by this Agreement.

      Other Defined Terms. Each of the following terms have the meanings ascribed to it in the section set forth opposite such term:

Agreement                            Recitals
Alliance Manager(s)                  Section 2.8
Change Control Document              Section 2.4
Change Request                       Section 2.4
Effective Date                       Recitals
Final Specifications                 Section 2.1; Attachment B
Fix Period                           Section 2.6
Impresse                             Recitals
Impresse Content                     Section 2.7; Attachment B
Impresse Link                        Section 2.6
Impresse Services                    Section 3.1
Impresse-sourced Customer(s)         Section 4.1
Indemnifying Party                   Section 7.3
indemnitees                          Section 7.3
Links                                Section 2.6
Losses                               Section 7.2
Material Nonconformity               Section 2.6
Milestone Delivery                   Section 2.2
Milestone Requirements               Section 2.2
Milestone Schedule                   Section 2.2; Attachment A
Net Revenue                          Section 4.1
PEx                                  Recitals

PEx Link                            Section 2.6
PEx Services                        Section 3.1
Redelivery                          Section 2.6
Requirements                        Section 2.1
Target Date                         Section 2.2
Test Period                         Section 2.5

2. INTEGRATION DEVELOPMENT

2.1 Specifications. The parties acknowledge that as of the Effective Date, the complete specifications for the Integration have not been developed (the Final Specifications). The objectives for the Integration include, but are not limited to, (a) allow Impresse customers to search paper available on the PEx site, (b) allow Impresse customers to procure paper posted on the PEx Site, (c) allow Impresse customers to submit a request-for-quote on the PEx Site and (d) record transactions completed on the PEx Site by Impresse-sourced Customers (as defined below). The Integration implementing these objectives shall include at least the functionality and performance features (the Requirements) as specified in Attachment B. The Requirements are expected to be augmented, changed and refined during the period commencing February 10, 2000 and ending April 1, 2000 and such changes shall not require Change Requests (as defined in Section 2.4), except to the extent they represent new business processes. As agreement is reached as to detailed functional requirements and specifications and the performance requirements, they will be specified in Attachment B.

2.2 Integration Construction. Each party will, at its own cost, will use reasonable efforts to develop and deliver the components of the Integration assigned to it under Attachment B by the target date set forth in Attachment B (the Target Date). Subject to adjustment in accordance with Section 2.4, each party will meet all Milestone Dates set forth in Attachment A (the Milestone Schedule). On or before each Milestone Date listed in the Milestone Schedule, each party shall complete the activities described in the Milestone Schedule (each, a Milestone Delivery) that meet (i) the corresponding Milestone Requirement(s) set forth opposite such Milestone Date, as well as (ii) all Milestone Requirements for all previous Milestones (that is, the Milestone Requirements are cumulative). Impresse will begin the Integration prior to beginning integration efforts with any other paper procurement provider. Impresse will also complete the Integration in accordance with the Final Specifications prior to the completion of any integration with any other paper procurement provider. PEx will begin the Integration prior to beginning integration efforts with any other print purchasing and production management provider. PEx will also complete the Integration in accordance with the Final Specifications prior to the completion of integration with any other print purchasing and production management provider. Notwithstanding the provisions of this Section 2.2, it is understood and agreed that each party may simultaneously work on other integration efforts and that the "priority" efforts specified in the preceding two sentences will expire 7 months following the Effective Date.

2.3 Date Adjustments. PEx and Impresse each agree to perform the tasks assigned to it in the Milestone Schedule. Each party acknowledges that delays in performance by either party may cause delays in performance by the other party. If either party's failure to timely meet its obligations under the Milestone Schedule causes a material delay in the other party's performance, all dependent Milestone Dates shall be adjusted day-for-day to account for such delay.

2.4 Change Procedures. Each party will have the right to inspect the progress of the other party's work on the Integration at all reasonable times during the development process and to confer with the other party to confirm compliance with the Milestone Schedule, and each party will consult with the other party concerning any matters that could cause a material delay in completion of the Integration. No changes to the Milestone Schedule will be made without written approval of the parties. Each party may request amendments to Milestone Schedule to effect changes in the Integration. If either party wishes to make a change it shall notify Impresse of the requested change specifying the change with sufficient details to enable the other party to evaluate it (a Change Request). Within five business days following the date of the receipt of a Change Request, the receiving party shall deliver a document that: (a) assesses the impact of the change on the schedule, and (b) incorporates a description of the requested change (a Change Control Document). If the receiving party accepts the Change Control Document, then the provisions of this Agreement shall be deemed amended to incorporate such change in accordance with the Change Control Document. It is the intent of the parties that the Milestone Schedule has been defined broadly enough to accomplish the goals for the Integration and that within the Milestone Schedule, no Change Requests will be required.

2.5 Acceptance Testing. (a) Commencing upon receipt by each party of each Milestone Delivery that is the responsibility of the other party, the receiving party will, during the Test Period (as specified in the Milestone Schedule opposite such Milestone Date), test the Milestone Delivery to determine whether all applicable Milestone Requirements have been met. If one or more Milestone Requirements are not met, the receiving party shall so notify the delivering party, stating the problems encountered. The delivering party shall have the time period set forth in the Milestone Schedule for the applicable Milestone Delivery (the Fix Period) to cure the problem and to redeliver the failed Milestone Delivery to the receiving party (a Redelivery). After receipt by the receiving party of the Redelivery, the receiving party shall have a new Test Period (of the same duration as the initial Test Period for such Deliverable unless a different period of time is specified in the Milestone Schedule) to re-examine and test the Milestone Delivery. If a Milestone Delivery is late or if the Redelivery of a Milestone Delivery is Materially Nonconforming, the receiving party may terminate this Agreement pursuant to Section 8.2. Material Nonconformity or Materially Nonconforming means as to any Milestone Delivery, Redelivery or the Integration, errors or other failure(s) to meet the applicable Milestone Requirements that (i) are not cured within the applicable cure period or Fix Period and (ii) in either party's (each as a receiving party) reasonable judgment, individually or in the aggregate, materially and adversely affect the receiving party's ability to perform the business functions that are represented by or are within the scope of the applicable Milestone Delivery or the Integration.

      (b) The absence of notification by a receiving party within the Test Period that one or more Milestone Requirements have not been met will not indicate acceptance of all or any part of any Milestone Delivery, it being understood that each party (as a receiving party) retains the right to reject the Milestone Delivery unless, upon completion of testing of the final Milestone Delivery, all functional and performance specifications set forth in the Milestone Schedule have been met (Final Acceptance).

      (c) It is understood and agreed that a Milestone Delivery or Redelivery need not be error-free to have achieved any particular Milestone Requirement, but a receiving party may rightfully reject any Milestone Delivery or Redelivery that is Materially Nonconforming. Notwithstanding the foregoing, Final Acceptance will not relieve the delivering party of its obligation to correct nonconformities in accordance with this Section 2.55. Acceptance of the Integration will not relieve either party (each as a delivering party) of its obligation to use reasonable commercial efforts to correct all identified nonconformities in a timely fashion.

2.6 Implementation. (a) Within [NUMBER (#)] days following acceptance of the Integration, each party shall implement the Integration (or the relevant components of the Integration, as the case may be) at such party's Site using the procedure specified in the documentation for the Integration. The schedule for the implementation and launch of the PEx Service on the Impresse Site and the Impresse Services on the PEx Site is set forth in Attachment A.

      (b) Implementation will result in the establishment of a series of [graphic and textual] links on Impresse's Site (each, a Impresse Link), which will establish a direct hyperlink connection from entries in Impresse's Site to PEx's Site. PEx shall activate on the PEx Site a series of reverse links to the Impresse Site (each, a PEx Link and together with the Impresse Link, the Links), to allow Impresse customers who connect to the PEx Site through a Link to return to the Impresse Site. The Links shall be rendered in the form specified in Attachment C.

      (c) PEx shall be solely responsible for the operation and maintenance of the PEx website and for all materials that appear on the PEx Site, except for the Impresse Content (if any). PEx will provide, install, repair, maintain and pay for the communications, computer and peripheral equipment, services and facilities supporting the PEx Site. Impresse will provide, install, repair, maintain and pay for the communications, computer and peripheral equipment, services and facilities necessary to deliver the Impresse Content to the PEx website. Impresse shall be solely responsible for the operation and maintenance of the Impresse Site and for all materials that appear on the Impresse Site, except for the PEx Content. Impresse will provide, install, repair, maintain and pay for the communications, computer and peripheral equipment, services and facilities supporting the Impresse website. PEx will provide, install, repair, maintain and pay for the communications, computer and peripheral equipment, services and facilities necessary to deliver the PEx Content to the Impresse website.

2.7 Maintenance. (a) PEx will transmit to Impresse, in accordance with the specifications set forth on Attachment C and the schedule set forth on Attachment C, the PEx Content. Impresse will transmit to PEx, in accordance with the specifications set forth on Attachment C and the schedule set forth on Attachment C, the Impresse Content. Thereafter, each party will transmit to the other updates of the Content provided to the other party in accordance with the specifications and schedule set forth on Attachment C.

      (b) Within 24 hours of receiving notice from PEx of errors or inaccuracies in the PEx Content, PEx will investigate and use reasonable efforts to correct such errors and inaccuracies using its personnel or, for Content supplied by third parties, by referring such matter to the third party responsible for such portion of the PEx Content. PEx's personnel will be available from Monday to Friday from 9 AM-8 PM E.S.T., to provide technical assistance to Impresse and the Impresse Customers concerning PEx Content.

      (c) Within 24 hours of receiving notice from PEx of errors or inaccuracies in the Impresse Content, Impresse will investigate and use reasonable efforts to correct such errors and inaccuracies. Impresse's personnel will be available from Monday to Friday from 9 AM to 8 PM P.S.T., to provide technical assistance to PEx.

      (d) Each party covenants that it will (i) cooperate with the other party in order to establish and maintain the Links; and (ii) display on its Site only those Links and branded images of the other party that are provided by the other party, and will substitute any new reasonable images provided by other party from time to time.

      (e) Each party will be solely responsible for the development, operation and maintenance of its Site and for all materials that appear on its Site. Such responsibilities include, but are not limited to: (i) the technical operation of its Site and all related equipment (including the installation, repair, maintenance of all communications, computer and peripheral equipment, services and facilities as may be necessary to host, maintain and provide access to such Site and the other party's Site); (ii) the accuracy and appropriateness of materials posted on its Site; (iii) ensuring that materials posted on its Site do not violate any law, rule or regulation, or infringe upon the rights of any third party (including, for example, copyright, trademarks, privacy or other personal or proprietary rights); and (iv) ensuring that materials posted on its Site are not libelous or otherwise illegal. Except as otherwise specified in Sections 6.2 and 7.2, each party disclaims all liability for all such matters with respect to the other party's Site.

2.8 Alliance Managers. Each party will designate an individual (Alliance Manager) for the Alliance who will have the authority to represent such party in all matters concerning such Alliance and will be responsible for coordinating such party's responsibilities for such Alliance, including requesting and approving changes. All Alliance-related communications that concern performance shall be addressed to the designated Alliance Manager. If either party replaces its Alliance Manager, that party shall promptly notify the other party of such replacement.

3. MARKETING ARRANGEMENT.

3.1 Appointment. (a) Subject to the terms of this Agreement, PEx hereby appoints Impresse as a provider of commercial print procurement and production management services including project specification, quoting, proofing, production management, reporting and billing to customers in the printing and publishing market, including book publishers, commercial printers, in-plant printing facilities and quick publishers for PEx customers that purchase or exchange goods on PEx's website (Impresse Services). Impresse hereby accepts the appointment as a provider.

      (b) Subject to the terms of this Agreement, Impresse hereby appoints PEx as a provider of electronic exchange services (including auction and reverse auction services) for the purchase, sale or exchange of pulp, paper and paper packaging products (PEx Services). PEx hereby accepts the appointment as a provider.

      (c) Subject to the terms set forth in this Agreement, PEx will also provide Impresse with the opportunity to participate in joint marketing activities and client proposal opportunities for customers in the pulp, paper and printing industries, as PEx deems appropriate. Subject to the terms set forth in this Agreement, Impresse will also provide PEx with the opportunity to participate in joint marketing activities and client proposal opportunities for customers in the paper and printing industries, as Impresse deems appropriate.

      (d) Neither party shall have the right to make commitments of any kind for or on behalf of the other party without the prior written consent of the other party, in each and every case.

3.2 Marketing Efforts. (a) Subject to the provisions of this Agreement, PEx and Impresse will jointly work together to create a mutual understanding of opportunities which are of priority interest and assist each party in focusing their marketing efforts. The parties shall also work to identify target customers and develop proposals for potential customers to propose a solution encompassing Impresse Services and PEx Services.

      (b) PEx, in its reasonable business discretion, may include appropriate individuals from Impresse in PEx sales calls to printers, publishers, and other PEx customers.

      (c) PEx will promote Impresse's print purchasing and production management services to other business-to-business e-commerce sites that are seeking print purchasing and production management services; and will promote Impresse as a premier partner.

      (d) PEx will use reasonable efforts to help Impresse expand into other printing and paper segments in which it currently does not operate (e.g., consumer packaging and containerboard packaging).

      (e) Impresse will promote PEx's electronic exchange services to its customers who produce, buy, trade or distribute paper products. PEx will be listed first and be the primary option in allowing for paper procurement within the areas of the Impresse Site relating to Impresse's paper procurement services.

      (f) PEx will develop and provide, with input from Impresse, marketing material to demonstrate how paper, printing, and related customers of Impresse can benefit from this alliance. The parties will each pay ***** of the costs of the preparation of such marketing materials. PEx will grant Impresse a royalty-free license to use this material in conjunction with the transactions contemplated by this Agreement.

      (g) PEx will promote Impresse as a premier partner, by displaying logos, links and promotional information in locations on its site similar to other premier partners. PEx will also provide to Impresse complementary banner advertisements for the term of this alliance.

3.3 Resources. (a) Each party shall furnish the other party at no cost reasonable quantities of promotional materials, such as sales literature and procedures manuals (the Services Information) in order for the other party to promote the Impresse Services or the PEx Services, as the case may be, as provided for in this Agreement. Except as otherwise agreed by the parties, each party may use such Services Information without any limitation on disclosure. In any event, each party hereby grants the other party permission to disclose certain of the Services Information to be designated and furnished by such party to customers without the requirement for non-disclosure agreements. Each party represents and warrants that the Services Information as provided by it to the other party shall be accurate in all material respects when provided, and each party undertakes to update such of its Services Information when necessary.

      (b) Impresse shall devote commercially reasonable efforts to support PEx's promotion and sales efforts, including the following general activities: (i) answering technical questions and providing PEx with proposal assistance and tutorial assistance relating to the Impresse Services; (ii) supplying experts to support detailed technical presentations and meetings relating to the Impresse Services; (iii) providing quotations for standard and custom configurations for the Impresse Services; and (iv) responding to phone calls from prospective customers.

4. REVENUE ALLOCATIONS

4.1 Revenue Sharing. PEx will pay Impresse a commission equal to ***** percent ***** of PEx's Net Revenue in respect of sales of products and services to Impresse-sourced Customers on the PEx Site. Net Revenue means fees received by PEx from the sale of PEx Services to Impresse-sourced Customers less charges in respect of (i) outbound shipping, packaging, credit clearing, insurance and delivery, separately billed to the Impresse-sourced Customers or prepaid; (ii) taxes, duties, and similar governmental charges (not including PEx's net income tax); (iii) rebates, discounts and refunds remitted to the Impresse-sourced Customers; and (iv) returns by the Impresse-sourced

* Confidential Treatment Requested: material has been omitted and filed separately with the Commission.

Customers. Impresse-sourced Customers means customers that procure paper from the PEx Site through the Impresse Site and excludes those arriving through general links or banner advertisements.

4.2 Payment. PEx shall make payments required under Section 4.1 not later than [(thirty (30)] days following each March 31, June 30, September 30 and December 31 commencing on March 31, 2000 for periods in which payments are due under
Section 4.1. All payments shall be stated and paid in U.S. Dollars. Revenue received in currencies other than U.S. Dollars, shall be converted to U.S. Dollars using the exchange rate in effect as of the date that the payment is received by PEx. All payments will be reduced by any applicable withholding taxes. PEx and Impresse will cooperate to minimize, to the extent legally permissible, the tax liabilities related to the transactions contemplated by this Agreement; provided such cooperation shall not cause any adverse tax consequences to be incurred by either party which would not have been incurred under the terms and conditions as described in this Agreement. Each party shall provide and make available to the other party any resale certificates, information regarding out-of-state or out-of-country sales, and other exemption certificates or information reasonably requested by the other party.

4.3 Taxes. All payments required by this Agreement are exclusive of federal, state, local and foreign taxes, duties, tariffs, levies and similar assessments. When applicable, such taxes shall appear as separate items on a party's invoice or statement to the other party. Payment of such taxes or charges shall be the responsibility of the party whose obligation it is under this Agreement to make the payment in respect of which such taxes or charges are assessed, excluding any taxes based upon the other party's net income or property. In lieu thereof, a party shall provide to the other party a tax or other levy exemption certificate acceptable to the taxing or other levying authority.

4.4 Statements. During the term of this Agreement and for a period of at least two (2) years following any termination or expiration, PEx shall maintain records sufficient to determine the number of Impresse-sourced Customers using the PEx Services at the PEx Site, Net Revenue and payments due Impresse under
Section 4.1. Within forty-five (45) days following the last day of each month in which payments are due under Section 4.1, PEx shall provide Impresse with a report showing Net Revenue received for the most recently ended three-month period. Such reports shall be submitted to Impresse whether or not any Net Revenue has been received during the period. Such reports shall include at least: (a) the number of Impresse-sourced Customers that access the PEx Services via the Impresse Site; (b) the quantities of PEx Services sold to such Impresse-sourced Customers on PEx's Site (or any successor site or affiliated
Site), (c) the billings thereon that comprise Net Revenue; (d) the calculation of commissions thereon; and (e) the total commissions so computed and due Impresse.

4.5 Audits. At its expense, Impresse shall have the right, not more than once in any twelve (12) month period, to have PEx's applicable books and records audited by an independent accountant to ascertain the accuracy of PEx statements and payments under this Agreement; provided, that such audits shall include no more than the current calendar year and the immediately preceding two (2) full calendar years. Audits shall be scheduled within thirty (30) days of written notice by Impresse to PEx, and conducted during PEx's normal business hours, in a manner that does not unreasonably interfere with PEx's normal business activities. If an audit discloses any underpayment by PEx, then PEx shall pay such amount to Impresse within thirty (30) days after conclusion of the audit. In the event that any audit discloses that the amount paid by PEx to Impresse with respect to the audited period was less than ninety-five percent (95%) of the amount due then PEx shall also promptly reimburse Impresse for the cost of such audit.

5. PUBLICITY; CONFIDENTIALITY; PROPRIETARY RIGHTS; LICENSES

5.1 Publicity. (a) Except as is necessary to comply with applicable laws and regulations or to enforce their respective rights under this Agreement, or to a party's legal or financial advisors, and except as otherwise agreed to by the parties in writing, the parties shall: (i) keep the material terms of this Agreement confidential, (ii) agree upon the text and the exact timing of an initial public announcement relating to the transactions contemplated by this Agreement as soon as possible after the Effective Date (such agreement not to be unreasonably withheld or delayed) and (iii) agree on the text and the timing of any subsequent public announcements or advertising regarding this Agreement or the transactions contemplated herein. If this Agreement is required to be filed by either party with the Securities and Exchange Commission, such party shall not file this Agreement with the Securities and Exchange

Commission without first notifying the other party and seeking confidential treatment for any provisions of this Agreement that the other party believes would disclose trade secrets, confidential commercial or financial information that would impair the value of the contractual rights represented by this Agreement or provide detailed commercial and financial information to competitors or third parties.

      (b) Except as otherwise provided in Section 5.5, neither party shall use the name of the other party or any director, officer or employee of the other party or any adaptation thereof without the prior written approval of the other party; provided that subject to approval of the text of any promotional material(s) or disclosures: (i) Impresse shall have the right to promote PEx as a preferred provider of internet exchange services for pulp, paper and paper packaging products and its relationship with PEx as a provider of paper procurement and production management services as set forth in this Agreement in its marketing collateral and in customer presentations and (ii) PEx shall have the right to promote Impresse as its preferred provider of print procurement and production management services for PEx customers in its marketing collateral and in customer presentations.

      (c) The parties shall engage in at least one joint presentation or demonstration of the Integration and their alliance at a suitable industry event or trade conference selected by mutual agreement of the parties and scheduled within twelve (12) months following the Effective Date.

5.2 Confidentiality. (a) It is contemplated that in the course of the performance of this Agreement each party may, from time to time, disclose Confidential Information to the other. Each party agrees to take all reasonable steps to prevent disclosure of Confidential Information and not to use any Confidential Information except for the limited purposes set forth in this Agreement.

      (b) All Confidential Information made available hereunder, including copies thereof, shall be returned or destroyed upon the first to occur of (i) termination of this Agreement or (ii) written request by the discloser.

      (c) This Agreement supercedes the terms of the mutual Non-Disclosure Agreement (NDA) executed by the parties as of November 16, 1999 with respect to the treatment of Confidential Information received at any time on or after the Effective Date.

5.3 Proprietary Rights. (a) This Agreement does not convey to PEx any ownership rights in any Impresse Content, the portions of the Integration created by Impresse or the Impresse Services or in any intellectual property rights embodied in such Impresse Content, portions of the Integration created by Impresse or Impresse Services by implication, estoppel or otherwise except for the rights expressly granted under this Agreement. Title to the Impresse Content, portions of the Integration created by Impresse and Impresse Services and the intellectual property rights embodied in the Impresse Content, portions of the Integration created by Impresse and Impresse Services shall at all times remain vested in Impresse or its licensors; provided, that with respect to the portions of the Integration for which Impresse retains title, Impresse hereby grants and agrees to grant PEx a non-exclusive, perpetual, fully paid-up and royalty-free license to use such portions of the Integration and intellectual property to the extent necessary for PEx to make use of, market and distribute the PEx Services alone or in combination with other technology and information as part of PEx's business during the term of this Agreement.

      (b) This Agreement does not convey to Impresse any ownership rights in any PEx Content, the portions of the Integration created by PEx or the PEx Services or in any intellectual property rights embodied in such PEx Content, portions of the Integration created by PEx or PEx Services by implication, estoppel or otherwise except for the rights expressly granted under this Agreement. Title to the PEx Content, the portions of the Integration created by PEx and PEx Services shall at all times remain vested in PEx or its licensors; provided, that with respect to the portions of the Integration for which PEx retains title, PEx hereby grants and agrees to grant Impresse a nonexclusive, perpetual, fully paid-up and royalty-free license to use such portions of the Integration and intellectual property to the extent necessary for Impresse to make use of, market and distribute the Impresse Services alone or in combination with other technology and information as part of Impresse's business during the term of this Agreement.

5.4 Enabling Licenses. (a) Each party hereby grants to the other party a worldwide, paid-up and royalty-free license to (i) market, use, reproduce and display the portion of the Integration (if any) owned by such party to potential customers and personnel and (ii) use the Integration to develop enhancements, modifications, and derivative works of the Integration for the purpose of (1) training personnel; and (2) providing PEx Services to PEx customers or Impresse Services to Impresse Customers, as the case may be.

      (b) PEx hereby grants to Impresse a non-exclusive, non-transferable license to use, reproduce, display and transmit the PEx Content, solely in connection with the development, maintenance and operation of the Impresse Site, subject to and in accordance with the terms, conditions and provisions of this Agreement. Impresse shall not remove any titles or any trademark, copyright or patent notices, or any proprietary or restricted rights notices that appear on the PEx Content.

      (c) The parties shall confer regarding any updates, upgrades or new releases they propose to make to the Integration in order to maintain compatibility with their respective software and systems and neither party shall implement any such update, upgrade or new release without simultaneously implementing any revisions required with respect to the Integration. Each party will provide the other party at no charge any such updates, upgrades or new releases it makes to the Integration not later than thirty (30) days after it initially implements such updates, upgrades and new releases.

5.5 Trademark License. (a) Subject to Impresse's compliance with this Section 5.5, PEx hereby grants to Impresse a fully paid up and royalty-free right and license to use the PEx Trademarks in connection with the use of the PEx Services during the term of this Agreement. Subject to PEx's compliance with this Section 5.5, Impresse hereby grants to PEx a fully paid up and royalty-free right and license to use the Impresse Trademarks in connection with the delivery of the PEx Services during the term of this Agreement. All right, title and interest to the Trademarks shall remain with PEx or Impresse, as the case may be, and no other license relating thereto is granted hereunder.

      (b) Upon any expiration or termination of this Agreement, the license to each party to use the Trademarks of the other party shall terminate, and each party shall take all necessary action and execute and deliver to the other party all necessary documents and instruments to remove such licensee party as a registered user or recorded licensee of the other party's Trademarks.

      (c) Each party will use reasonable efforts to notify the other in writing promptly after obtaining knowledge of any infringements or imitations of the other party's Trademarks by third parties.

      (d) Each party reserves the right to modify its' Trademarks or substitute alternative marks for any or all of its' Trademarks at any time upon thirty (30) days written notice; provided, that the other party shall not be required to incur any expense to re-mark or otherwise modify sales collateral to adopt such modified, substituted or alternative marks but shall implement such marks in a commercially reasonable manner consistent with the depletion of then existing inventory and sales collateral.

      (e) Upon request, each party shall provide the other party with a sample of all advertising of such party that makes use of the other party's Trademarks for purposes of permitting the other party to verify that such use of the other party's Trademarks is consistent with the provisions of Attachment C, but the other party's rights shall only extend to the depiction of the other party's Trademarks in such advertising copy and not to any other content of such copy. Neither party shall challenge, directly or indirectly, the other party's rights in respect of such other party's Trademarks, provided, that neither party shall waive its rights with respect to existing trademarks owned by such party. Each party shall comply with the applicable Trademark guidelines set forth in Attachment C.

6. REPRESENTATIONS AND WARRANTIES.

6.1 Authorization; Enforceability. Each of Impresse and PEx represent and warrant to the other that: (a) it is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its organizing jurisdiction; (b) it has all requisite power and authority to enter into this Agreement; (c) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby; and (d) this Agreement is a valid and binding obligation of such party enforceable in accordance with its terms.

6.2 Content; Integration Warranties. (a) Impresse represents and warrants to PEx that it owns or has valid licenses to all copyrights, patents, trade secrets, trademarks, and other proprietary or intellectual property rights relating to the Impresse Content and has the right to grant to PEx the rights and licenses purported to be granted by or pursuant to this Agreement, and has all other rights necessary for the performance of its obligations under this Agreement. PEx represents and warrants to Impresse that it owns or has valid licenses to all copyrights, patents, trade secrets, trademarks, and other proprietary or intellectual property rights relating to the PEx Content and has the right to grant to Impresse the rights and licenses purported to be granted by or pursuant to this Agreement, and has all other rights necessary for the performance of its obligations under this Agreement.

      (b) Each party represents and warrants that it owns or has valid licenses to all copyrights, patents, trade secrets and other proprietary or intellectual property rights relating to the portion of the Integration that it creates; and has the right to grant to the other party the rights and licenses purported to be granted by or pursuant to this Agreement with respect to the use of such portion of the Integration.

      (c) Each party represents and warrants that no software included in the portion of the Integration created by such party shall contain any authorization strings, time limiting codes or other instructions or codes that (i) prevent the Impresse Services or the PEx Services from being fully functional at all times or (ii) may be used to obtain access to the Impresse Services or the PEx Services without PEx's or Impresse's, as the case may be, knowledge and authorization.

6.3 Customer Warranties. (a) Impresse shall extend to each Customer that enters into an agreement to acquire Impresse Services pursuant to this Agreement the warranties and indemnification for its Impresse Services and services that it generally extends to its customers. Impresse will provide each Customer that enters into an agreement to acquire Impresse Services pursuant to this Agreement support services that are at least as favorable as the support services Impresse generally extends to its customers.

      (b) It is understood and agreed that, as between the parties, Impresse shall remain solely responsible to customers for the performance of the Impresse Services and PEx shall remain solely responsible to customers for the performance of the PEx Services.

7. RISK ALLOCATION

7.1 Limitation of Liability. EXCEPT FOR INFRINGEMENT OF THE OTHER PARTY'S INTELLECTUAL PROPERTY RIGHTS OR BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER
SECTION 5.2 AND EXCEPT AS OTHERWISE PROVIDED IN SECTIONS 7.2-7.3 WITH RESPECT
TO THIRD PARTY CLAIMS, THE AGGREGATE LIABILITY OF EITHER PARTY FOR DIRECT DAMAGES ARISING OUT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE LIMITED TO THE AGGREGATE AMOUNT PAID TO EACH PARTY BY THE OTHER PARTY AS OF THE DATE SUCH CLAIM IS FINALLY RESOLVED. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR LOST PROFITS OR SAVINGS OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

7.2 Infringement Indemnification. (a) Subject to the provisions of Section 7.4, each party shall defend, indemnify and hold harmless the other party, its subsidiaries, parent corporations, Affiliates, officers, directors, independent contractors, partners, shareholders, employees, agents, successors and assigns from and against any claim, suit, demand, loss, damage, expense (including reasonable attorney's fees of indemnitee(s) and those that may be asserted by a third party) or liability (collectively, Losses) arising from or related to an allegation that the Impresse Content, Integration or PEx Content or PEx Services, as the case may be, provided by such party to the other party or a Customer pursuant to this Agreement infringe or misappropriate any intellectual property right of any third party.

      (b) In addition to its obligations under Section 7.2(a), if any Impresse Content, Integration, PEx Content or PEx Services is held to constitute an infringement or misappropriation of any third party's intellectual property rights or if in the providing party's opinion, any Impresse Content, Integration, PEx Content or PEx Services is, or is likely to be held to constitute, an infringement or misappropriation, such party will at its expense and option: (i) procure the right for the other party to continue using the Impresse Content, Integration or PEx Content or PEx Services; (ii) replace the Impresse Content, Integration or PEx Content or PEx Services with a non-infringing and non-misappropriating equivalent conforming to the applicable specifications; or (iii) modify the Impresse Content, Integration, PEx Content or PEx Services to make it non-infringing and non-misappropriating while conforming to the applicable specifications.

7.3 Other Claims. Subject to the provisions of Section 7.4, each of Impresse and PEx (each, an Indemnifying Party) will defend, indemnify and hold harmless the other party, its subsidiaries, parent corporations, affiliates, officers, directors, partners, shareholders, employees, agents, and their successors and assigns (collectively, the Indemnitees) from and against any Losses imposed upon the Indemnitee(s) by any third party arising from or related to (a) personal injury or property damage which is proximately caused by any negligence or intentional misconduct by such Indemnifying Party (or its employees, agents or representatives) in performing its obligations under this Agreement; (b) any breach by the Indemnifying Party of the representations, warranties or agreements made by it under this Agreement; or (c) the promotion, advertisement or marketing of the Indemnitee's Content or Services by or on behalf of the Indemnifying Party. The foregoing indemnification action shall not apply in the event and to the extent that a court of competent jurisdiction determines that such Losses arose as a result of any Indemnitee's negligence, intentional misconduct or breach of this Agreement.

7.4 Procedure. To receive the benefit of indemnification under Section 7.2 or 7.3, the party seeking indemnification must promptly notify the other party in writing of a claim or suit and provide reasonable cooperation (at the Indemnifying Party's expense) and tender to the Indemnifying Party (and its insurer) full authority to defend or settle the claim or suit. Neither party has any obligation to indemnify the other party in connection with any settlement made without the Indemnifying Party's written consent. The Indemnitee has the right to participate at its own expense in the claim or suit and in selecting counsel therefor. The Indemnitee shall cooperate with Indemnifying Party (and its insurer), as reasonably requested, at Indemnifying Party's sole cost and expense.

7.5 Insurance. Each party shall procure and maintain insurance or self-insurance adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated. It is understood that such insurance shall not be construed to create a limit of either party's liability with respect to its indemnification obligations under this Section 8. Each party shall provide the other with written evidence of such insurance (or financial information that describes the amounts available under any self-insurance facility) upon request. Each party shall provide the other with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance or self-insurance which materially adversely affects the rights of the other party hereunder. If such party does not obtain replacement insurance or take other measures that allow it to provide comparable coverage within such 15-day period, the other party shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice or any additional waiting periods.

8. TERM AND TERMINATION.

8.1 Term. This Agreement shall take effect as the Effective Date and shall remain in effect until the eighteen month anniversary of the Effective Date, unless sooner terminated in accordance with Section 8.2 or extended in accordance with this Section 8.1. Thereafter, this Agreement shall automatically renew for successive 12-month terms unless either party notifies the other party at least thirty (30) days prior to the expiration of the then current term that it does not wish to renew this Agreement for an additional term.

8.2 Termination. Either party may terminate this Agreement at any time upon thirty (30) days notice to the other party in the event that the other party shall have breached any of its material obligations hereunder and shall not have cured such default prior to the expiration of the thirty (30)-day period. In addition, either party shall have the right to terminate this Agreement upon thirty (30) days notice if a Force Majeure condition has prevented performance by the other party for more than one hundred twenty (120) days. The parties may also terminate this Agreement at any time upon mutual written agreement of the parties.

8.3 Effect of Termination. (a) Upon termination (including expiration) of this
Agreement:

      (i) Impresse and PEx will terminate all tasks for all effected Customers in an orderly manner, as soon as practical or in accordance with a schedule agreed to by PEx and Impresse to minimize disruption to customers;

      (ii) each party shall return to the other party or certify in writing to the other party that it has destroyed all documents and other tangible items it or its employees or agents have received or created pertaining, referring or relating to the Confidential Information of the other party;

      (iii) each party shall discontinue making any representation regarding its status as a "Preferred Provider" for the other party and shall cease conducting any activities with respect to the joint marketing, promotion, sale or distribution of the PEx Services and Impresse Services;

      (iv) Each party will discontinue any and all use of trade names and/or trademarks authorized for use under this Agreement, except as necessary to fulfill its obligations to customers in accordance with this Section 8.3;

      (v) Each party will discontinue any and all use of the licenses granted under Section 5, except as necessary to fulfill its obligations to customers in accordance with this Section 8.3; and

      (vi) each party will return to the other party or certify in writing to the other party that it has destroyed all documents and other tangible items it or its employees or agents have received or created pursuant to this Agreement pertaining, referring or relating to the Confidential Information of the other party, except that each party may retain one (1) complete copy of Confidential Information (1) for use in accordance with Sections 8.3(a)(i) and 8.3(v) and (2) for archival purposes to assure compliance with this Agreement.

      (b) Termination of this Agreement by either party for any reason shall not affect the rights and obligations of the parties that accrued prior to the effective date of termination of this Agreement or release either party from obligations to resell or license Impresse Services made prior to the date of termination, or affect existing licenses or purchase orders for the Impresse Services. Notwithstanding any provision of this Agreement to the contrary, each party may continue to exercise the rights and licenses granted hereunder to the extent necessary to allow such party to fulfill its obligations under existing engagement agreements or included in any proposal to a Customer that was outstanding at the time of termination. Each party specifically:

      (i) may continue to market and use the other party's Services for as long as necessary to meet any obligations or services that the first party has undertaken with respect to customers as of the date of termination;

      (ii) shall continue to have the right to use and access the other party's Content and Integration (including all documentation and related technical information and support) to fulfill its obligations to customers for a period of not more than ninety (90) days following the date of termination.

      (c) The provisions of Sections 4.5, 5.1-5.5, 6, 7, 8 and 9 shall survive any expiration or termination of this Agreement (except that Sections 5.4-5.5 shall subsequently terminate in accordance with the provisions of Section 8.3(a)-(b)). Neither party shall be entitled to damages resulting from the termination of this Agreement in accordance with this Section 8. Subject to the provisions of Section 5, in no event shall either party be precluded from developing for itself, or acquiring from third party(ies), materials and services that are competitive with the materials and services provided by the other party upon any expiration or termination of this Agreement.

9. GENERAL PROVISIONS.

9.1 Issue Resolution. In the event that any dispute arises relating to this Agreement, the Representatives shall promptly meet and attempt to resolve the dispute through good faith discussions. If the Representatives are unable to resolve any dispute to their mutual satisfaction within thirty (30) days after they commence discussions regarding such dispute, and do not agree to extend the time for resolution of the issue at the end of their meeting, then they may by mutual agreement: (a) escalate the matter to higher levels in their organizations and, (b) if necessary, resort to a mutually agreed alternative dispute resolution technique prior to resorting to litigation. In the event that the parties resort to alternative dispute resolution or litigation to resolve any matter, the successful or prevailing party shall be entitled to recover its reasonable attorneys' fees and other costs incurred in connection with such action, suit or proceeding, in addition to any other relief to which such party may be entitled.

9.2 Governing Law. This Agreement shall be governed and construed in accordance with the substantive laws of the Commonwealth of Massachusetts without regard for any choice or conflict of laws rule or principle that would result in the application of the substantive law of any other jurisdiction.

9.4 Amendment and Waiver. No provision of or right under this Agreement shall be deemed to have been waived by any act or acquiescence on the part of either party, its agents or employees, but only by an instrument in writing signed by an authorized officer of each party. No waiver by either party of any breach of this Agreement by the other party shall be effective as to any other breach, whether of the same or any other term or condition and whether occurring before or after the date of such waiver.

9.5 Independent Contractors. Each party represents that it is acting on its own behalf as an independent contractor and is not acting as an agent for or on behalf of any third party. This Agreement and the relations hereby established by and between Impresse and PEx do not constitute a partnership, joint venture, franchise, agency or contract of employment. Neither party is granted, and neither party shall exercise, the right or authority to assume or create any obligation or responsibility on behalf of or in the name of the other party or its Affiliates.

9.6 Assignment. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided that the proposed assignee under this Section
9.6 agrees in writing to assume all of the obligations of the assignor party under this Agreement.

9.7 Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.8 Notices. Unless otherwise provided herein, any notice, report, payment or document to be given by one party to the other shall be in writing and shall be deemed given when delivered personally or mailed by certified or registered mail, postage prepaid (such mailed notice to be effective on the date which is three (3) business days after the date of mailing), or sent by nationally recognized overnight courier (such notice sent by courier to be effective one business day after it is deposited with such courier), or sent by telefax (such notice sent by telefax to be effective when sent, if confirmed by certified or registered mail or overnight courier as aforesaid):

If to PEx:
       PaperExchange.com, LLC
       545 Boylston Street, 8th Floor
       Boston, MA 02116
       Attn: Chief Executive Officer
       Phone: 617.536.4310
       Fax: 617.536.4097

If to Impresse:
       Impresse Corporation
       1309 South Mary Avenue
       Sunnyvale, CA 94087
       Attn: Chief Executive Officer
       Phone: 408.530.2300
       Fax: 408.245.8336

or to such other place as any party may designate as to itself by written notice to the other party.

9.9 Severability. In the event any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof. The parties agree that they will negotiate in good faith or will permit a court or arbitrator to replace any provision hereof so held invalid, illegal or unenforceable with a valid provision which is as similar as possible in substance to the invalid, illegal or unenforceable provision.

9.10 Conflict or Inconsistency. In the event of any conflict or inconsistency between the terms and conditions hereof and any terms or conditions set forth in any purchase order or other document relating to the transactions contemplated by this Agreement, the terms and conditions set forth in this Agreement shall prevail.

9.11 Captions. Captions of the sections and subsections of this Agreement are for reference purposes only and do not constitute terms or conditions of this Agreement and shall not limit or affect the meaning or construction of the terms and conditions hereof.

9.12 Word Meanings. Words such as herein, hereinafter, hereof and hereunder refer to this Agreement as a whole and not merely to a section or paragraph in which such words appear, unless the context otherwise requires. The singular shall include the plural, and each masculine, feminine and neuter reference shall include and refer also to the others, unless the context otherwise requires.

9.13 Entire Agreement. The terms and provisions contained in this Agreement (including the Attachments) constitute the entire understanding of the parties with respect to the transactions and matters contemplated hereby and supersede all previous communications, representations, agreements and understandings relating to the subject matter hereof. No representations, inducements, promises or agreements, whether oral or otherwise, between the parties not contained in this Agreement or incorporated by reference in this Agreement shall be of any force or effect. No agreement or understanding extending this Agreement or varying its terms (including any inconsistent terms in any purchase order, acknowledgment or similar form) shall be binding upon either party unless it is in a writing specifically referring to this Agreement and signed by the duly authorized representative of the applicable party.

9.14 Rules of Construction. The parties agree that they have participated equally in the formation of this Agreement and that the language and terms of this Agreement shall not be construed against either party by reason of the extent to which such party or its professional advisors participated in the preparation of this Agreement.

9.15 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart. A facsimile copy of this Agreement, including the signature pages hereto, shall be deemed an original.

9.16 Force Majeure. Except as otherwise provided in this Agreement, in the event that a delay or failure of a party to comply with any obligation, other than a payment obligation, created by this Agreement is caused by a Force Majeure condition, that obligation shall be suspended during the continuance of the Force Majeure condition.

9.17 Further Assurances. Each party covenants and agrees that, subsequent to the execution and delivery of this Agreement and without any additional consideration, it will execute and deliver any further legal instruments and perform any acts which are or may become reasonably necessary to effectuate the purposes of this Agreement.

Both parties represent that they have read this Agreement, understand it, and agree to be bound by the terms and conditions stated herein.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers, and have duly delivered and executed this Agreement under seal as of the date first set forth above.


PAPEREXCHANGE.COM, LLC                          IMPRESSE CORPORATION


By: /s/ Rod A. Parsley                          By: /s/ Breit E. Baitles
    ----------------------------                    ----------------------------
Name: Rod A. Parsley                            Name: Breit E. Baitles
      --------------------------                      --------------------------
Title: VP Business Development                  Title: V.P. Market & Bus. Dev.
       -------------------------                       -------------------------

Attachment A: Milestone Schedule: [to be supplied]
Attachment B: Final Specifications; Integration Software: [to be supplied] Attachment C: Impresse Link Specifications; PEx Link Specifications; Trademarks [attached]

Attachment A: Milestone Schedule:
[TO BE SUPPLIED]

Attachment B: Final Specifications; Integration Software:

[TO BE SUPPLIED]

Attachment C. Integration Final Specifications

               *****

* Confidential Treatment Requested: material has been omitted and filed separately with the Commission.